Exhibit 99.1

For Immediate Release www.fairchildsemi.com
May 6, 2005

Corporate Communications:

Fran Harrison

207-775-8576

fran.harrison@fairchildsemi.com

Investor Relations:

Dan Janson

207-775-8660

investor@fairchildsemi.com

Public Relations Firm:

Barbara Ewen

CHEN PR

781-466-8282

bewen@chenpr.com

NEWS RELEASE

Fairchild Semiconductor Announces Results of
Annual Stockholders’ Meeting

South Portland, Maine — Fairchild Semiconductor (NYSE: FCS), the leading global supplier of products that optimize system power, held its annual stockholders’ meeting Wednesday, at the company’s headquarters in South Portland, Maine.

At the stockholders’ meeting, Dr. Mark Thompson officially assumed his previously announced roles of president and CEO, succeeding founding president and CEO Kirk Pond. Following the stockholders’ meeting, Thompson was also elected to the Board of Directors.

Three items were presented to stockholders for approval:

•	All nominees to the Board of Directors were re-elected:

•	Kirk P. Pond, chairman of the Board, Fairchild Semiconductor;

•	Joseph R. Martin, vice chairman of the Board, Fairchild Semiconductor;

•	Charles P. Carinalli, principal, Carinalli Ventures;

•	Charles M. Clough, past chairman and chief executive officer, Wyle Electronics, Inc.;

•	Robert F. Friel, senior vice president and chief financial officer, PerkinElmer, Inc.;

•	Thomas L. Magnanti, institute professor and dean of engineering, Massachusetts Institute of Technology;

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Fairchild Semiconductor Announces Results of Annual Stockholders’ Meeting

•	Bryan R. Roub, senior vice president and chief financial officer, Harris Corporation;

•	Ronald W. Shelly, past president, Solectron Texas; and

•	William N. Stout, past chairman and chief executive officer, Sterling Holding Company.

•	Amendments to the company’s stock plan, designed to grant equity based awards to key employees, were approved by more than 80% of the votes cast on that proposal; and

•	Stockholders also ratified the appointment of KPMG LLP as the company’s registered public accounting firm for 2005.

Pond provided stockholders with an overview of the company and the semiconductor industry, while Thompson discussed the company’s outlook and strategic initiatives moving forward.

As The Power Franchise®, Fairchild Semiconductor will sharpen its R&D focus to develop more complex products that provide an integrated power management solution in a broad range of end markets. Fairchild’s highly successful Smart Power Module (SPM™) is one example, providing a complete integrated power management solution by combining as many as a dozen separate chips in a single package. More than a million units of the SPM shipped in Q1, 2005 into the targeted white goods, plasma display, industrial motors and lighting markets. The SPM is but one example of Fairchild’s unique ability to combine analog control and discrete power switch technology with the company’s own 8-bit microcontroller into a proprietary high value solution.

Fairchild’s newest offering to the handset and ultraportable markets is µSerDes™, a proprietary serialization / deserialization component that is 7x smaller, uses 10x less active power and 4000x less standby power – all at 1/3 the cost of conventional solutions. The µSerDes enables handsets and ultraportable devices to send multiple signals from displays and other accessories to the mainboard by serializing parallel signals. This solution for ultraportable devices offers huge market potential. In the cell phone market alone, more than 400 million clamshell mobile phones are projected to be manufactured in the coming year, with each phone potentially requiring two µSerDes type devices.

As The Power Franchise, Fairchild’s components convert, control and condition power in the computing and display, industrial, consumer, communications and automotive segments. The company is the leading supplier of power management components worldwide.

Fairchild Semiconductor:
Fairchild Semiconductor (NYSE: FCS) is the leading global supplier of high performance power products critical to today’s leading electronic applications in the computing, communications, consumer, industrial and automotive segments. As The Power Franchise®, Fairchild offers the industry’s broadest portfolio of components that optimize system power through minimization, conversion, management and distribution functions. Fairchild’s 9,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products from its headquarters in South Portland, Maine, USA and numerous locations around the world. Please contact us on the web at www.fairchildsemi.com.

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Fairchild Semiconductor Announces Results of Annual Stockholders’ Meeting

Special Note on Forward-Looking Statements:
Some of the paragraphs above contain forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Forward-looking statements can be identified by the use of forward-looking terms such as “we believe”, “we expect”, “we anticipate”, or “will” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

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